CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Evergreen Equity Trust
Evergreen Fixed Income Trust
(formerly Mentor Funds):



We consent to the use of our report dated November 5, 1999 for Evergreen Capital Balanced Fund (formerly Mentor Balanced Portfolio), a portfolio of Evergreen Equity Trust, Evergreen High Income Fund (formerly Mentor High Income Portfolio) and Evergreen Quality Income Fund(formerly Mentor Quality Income Portfolio), portfolios of Evergreen Fixed Income Trust incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.



                                    /s/ KPMG LLP



Boston, Massachusetts
January 26, 2000